NON-QUALIFIED STOCK OPTION
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     RALSTON  PURINA  COMPANY  (the  "Company"),  effective  September 24, 1998, grants this Non-Qualified Stock Option to ____________ ("Optionee") to purchase a total of __________ shares of Common Stock of the Company ("Common Stock") at a price of $30.875 per share pursuant to its 1996 Incentive Stock Plan (the
"Plan").    Subject  to  the  provisions  of  the  Plan and the following terms,
Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Common Stock at their Fair Market Value as determined by the Human Resources Committee, or both.

1.       Normal Exercise.  This Option becomes exercisable at the rate of 25% of
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the total shares on September 24 in each of the years 2000, 2001, 2002 and 2003.
This Option remains exercisable through September 23, 2008 unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below.

2.          Acceleration.   Notwithstanding the above, any shares not previously
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forfeited  under  this  Option  will  become fully exercisable before the normal exercise dates set forth in paragraph 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company:

     a.          death  of  Optionee;

     b. declaration, by the Committee, of Optionee's total and permanent disability;

     c. the voluntary termination of employment of Optionee (i) at or after age 55 with 15 years of service with the Company or its Affiliates; or (ii) at or after age 62;

     d.          a  Change  of  Control;  or

     e. the involuntary termination of Optionee's employment with the Company or an Affiliate, other than a termination for any of the following reasons: Termination for Cause, Optionee's engaging in competition with the Company or an Affiliate, or Optionee's engaging in any activity or conduct contrary to the best interests of the Company or any Affiliate. For purposes of this Option, involuntary termination shall include (i) Optionee's involuntary termination of employment with the Company or an Affiliate which employs Optionee; or (ii) the sale or other disposition of a majority of the stock or assets of an Affiliate which employs Optionee. In no event shall transfers of employment between the Company or any Affiliates and any of its other Affiliates, or the creation of a class of stock of the Company which tracks the performance of an Affiliate, be deemed to constitute an involuntary termination of employment.

3.      Exercise After Certain Events.  Upon the occurrence of any of the events
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described  below,  any  shares  that  are exercisable upon such occurrence shall remain exercisable during the period stated below, but, in any event, not later than September 23, 2008:

     a. If Optionee's employment is terminated due to death, declaration of total and permanent disability, voluntary termination at or after the time set forth in paragraph 2(c)(i) or (ii), or involuntary termination of employment (other than for events described in Sections IV.A.1, 3 or 4 of the Plan), such shares that are exercisable shall remain exercisable for five years thereafter;


     b. If Optionee's employment is terminated voluntarily prior to the time set forth in paragraph 2(c)(i) or (ii), such shares that are exercisable shall remain exercisable for six months after such voluntary termination;

     c. When, prior to a Change of Control, there has been a declaration of forfeiture pursuant to Section IV of the Plan because Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after such declaration; or

     d. After a Change of Control, if Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after a declaration that any of such events has occurred.

4.          Forfeiture.  Prior to a Change of Control, this Option is subject to
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forfeiture  for the reasons set forth in Section IV.A.1, 3 or 4 of the Plan.  If there is a declaration of forfeiture, those shares that are exercisable at the time of the declaration may be exercised as set forth in paragraph 3 hereof; all other shares are forfeited.

5.          Definitions.    Unless otherwise defined in this Non-Qualified Stock
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Option,  defined  terms  used herein shall have the same meaning as set forth in the  Plan.

     "Change of Control" shall occur when (i) a person, as defined under securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company of any successor to the Company.

6.     Severability.  The invalidity or unenforceability of any provision hereof
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in  any  jurisdiction  shall  not  affect  the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or
unenforceable  in  any  respect.   If any provision of this Option is held to be
unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.


ACKNOWLEDGED  AND  ACCEPTED:                    RALSTON  PURINA  COMPANY

____________________________
Optionee
                                                By:_________________________
____________________________                       Co-Chief Executive Officer
Date